Allianz Life Insurance Company of North America

James P. Kelso
Vice President
Variable Products

1750 Hennepin Avenue
Minneapolis, MN 55403-2195
Telephone: 612/347-6568
Telefax:      612/337-6136


October 21, 1996


Franklin Valuemark Funds
777 Mariners Island Blvd.
San Mateo, CA  94404

Gentlemen:

      We, through our Allianz Life Variable Account B (the "Variable Account"), propose to acquire one share of beneficial interest each (the "Shares") of the Mutual Discovery Securities Fund and the Mutual Shares Securities Fund (the "Funds"), each a series of Franklin Valuemark Funds (the "Trust"), at a purchase price of $10.00 per share for a total of $20.00. We will purchase the Shares in a private offering prior to the effectiveness of the amendment to the Form N-1A registration statement filed on behalf of the Fund. The Shares are being purchased to serve as the initial advance in connection with the operations of the Variable Account.

      We consent to the filing of this investment letter as an exhibit to the amendment to the Form N-1A registration statement of the Trust.

Sincerely,

Allianz Life Insurance Company of North America on behalf of Allianz Life Variable Account B


By:
     /s/James P. Kelson
        Vice President